                                                                    EXHIBIT 99.1




                                                        NEWS RELEASE


Contact: Paul S. Feeley                                 For Release: Immediately
         SENIOR VICE PRESIDENT, TREASURER &
         CHIEF FINANCIAL OFFICER
         (617) 628-4000

                    CENTRAL BANCORP REPORTS IMPROVED EARNINGS
                       FOR THE QUARTER ENDED JUNE 30, 2008


         SOMERVILLE, MASSACHUSETTS, July 22, 2008 - Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the "Company") today reported that its net income for the quarter ended June 30, 2008 increased to $401,000, or $0.29 per diluted share, from net income of $225,000, or $0.16 per diluted share, for the comparable prior year quarter.

         Contributing to the earnings improvement was a $585,000 increase in net interest and dividend income, which was partially offset by a $200,000 increase in the provision for loan losses relating to one property, a $97,000 decrease in non-interest income due primarily to the $121,000 write-down of one equity security determined to be other than temporarily impaired, and by a $92,000 increase in operating expenses.

         The net interest rate spread and the net interest margin increased from 1.99% and 2.45%, respectively, for the quarter ended June 30, 2007, to 2.51% and 2.88%, respectively, for the 2008 comparable period. These increases were primarily the result of a decrease in the cost of funds, which declined by 66 basis points, mostly due to decreases in the average rates paid on deposits, as a result of aggressive liability management, and Federal Home Loan Bank ("FHLB") advances. During the quarter ended June 30, 2008, interest rates were reduced on many deposit products, and therefore, many certificates of deposit that matured during the quarter were renewed at lower rates. Additionally, lower-costing core deposits increased by $6.3 million during the quarter ended June 30, 2008 as compared to the quarter ended June 30, 2007. The yield on interest-earning assets declined by 14 basis points, from 5.90% during the quarter ended June 30, 2007 to 5.76% during the same period in 2008, primarily due to a decrease in the average yield on mortgage loans, partially offset by an increase in the average yield on investment securities. The yield on mortgage loans declined primarily due to foregone interest income of $160,000 related to non-accrual loans during the quarter ended June 30, 2008 compared to $66,000 in the corresponding 2007 quarter. Compared to the prior year, the

                                   (CONTINUED)
average yield on investment securities for the quarter ended June 30, 2008 increased due to the purchase of higher-yielding preferred stocks during fiscal 2008.

         During the three months ended June 30, 2008, operating expenses totaled $3.6 million compared to $3.5 million during the three months ended June 30, 2007. This increase is primarily attributable to increases in salaries and benefits and marketing expenses, partially offset by decreases in data processing expenses and professional services. Salaries and benefits increased by $119,000 during the quarter ended June 30, 2008 compared to the same period of 2007, primarily due to open positions being filled and salary increases granted for the first time since April, 2006. Marketing expenses increased by $26,000 during the quarter ended June 30, 2008 compared to the same period of 2007, as the Bank strategically decided to increase marketing expenses on a limited basis. Data processing expenses decreased by $22,000 during the quarter ended June 30, 2008 compared to the same period of 2007, as the Bank incurred fewer costs for items such as license fees and due to a contract renegotiated at a lower cost. Professional expenses decreased by $24,000 during the quarter ended June 30, 2008 compared to the same period of 2007, primarily due to the reduction of contract labor services after certain open positions were filled.

         Total assets were $564.3 million at June 30, 2008, compared with $571.2 million at March 31, 2008. During the quarter ended June 30, 2008, short-term investments decreased by $5.8 million, total investments decreased by $3.0 million, and deposits increased by $852,000. The proceeds from the short-term investments, investment securities, and the increase in deposits were used to fund loan growth of $1.2 million and FHLB maturities of $7.0 million. Deposits increased to $361.9 million at June 30, 2008 from $361.1 million at March 31, 2008, while FHLB advances decreased to $149.7 million at June 30, 2008 from $156.8 million at March 31, 2008. Total loans, excluding loans held for sale, increased by $1.2 million from March 31, 2008, primarily due to increases in residential loans of $3.0 million, commercial real estate loans of $7.9 million, and home equity loans of $254,000, partially offset by decreases in construction loans of $7.0 million, and commercial and industrial loans of $3.0 million.

         Senior management continued to give high priority to monitoring and managing the Company's asset quality. At June 30, 2008, non-performing loans totaled $10.1 million, or 1.79% of total assets and 2.12% of total loans as of June 30, 2008 compared to $9.6 million at March 31, 2008. The eight loans constituting this category are all secured by real estate collateral located almost exclusively in the Greater Boston area. Seven of these loans have an active plan for resolution in place from either the sale of the real estate directly by the borrower or through foreclosure. The other non-performing loan is expected to enter into a bankruptcy court approved

                                   (CONTINUED)
resolution program with the ongoing net cash flow generated from apartment rents from the property collateral being paid to the Bank. While bankruptcy filings have extended the time to resolve some non-performing assets, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible.

         The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management believes is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, the Company considers past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. Management evaluates the level of the loan loss reserve on a regular basis. During the first quarter of fiscal 2009, the Company recorded a provision of $200,000, compared to a provision of $0 during the same quarter of fiscal 2008. Management believes there are adequate reserves and collateral securing these loans to cover losses that may result from non-performing loans.

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

                           (SEE ACCOMPANYING TABLES.)


--------------------------------------------------------------------------------
         THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.
--------------------------------------------------------------------------------

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 Quarter Ended
                                                   June 30,
                                              ---------------------
                                                2008        2007
                                              ---------------------
                                                   (UNAUDITED)

Net interest and dividend income                $3,925     $3,340

Provision for loan losses                          200          0
Net gain (loss) from sales or write-downs
  of investment securities                         (29)       116
Gains on sales of loans                             13         52
Other non-interest income                          444        357
Non-interest expenses                            3,608      3,516
                                                ------    -------
  Income before taxes                              545        349
Provision for income taxes                         144        124
                                                ------    -------
  Net income                                    $  401     $  225
                                                ======     ======
Earnings per share:

  Basic                                         $  .29     $  .16
                                                ======     ======

  Diluted                                       $  .29     $  .16
                                                ======     ======

Weighted average number of
  shares outstanding:
  Basic                                          1,386      1,392
                                                 =====      =====

  Diluted                                        1,386      1,401
                                                 =====      =====

Outstanding shares, end of period                1,640      1,640
                                                 =====      =====


                         CONSOLIDATED BALANCE SHEET DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      March 31,
                                                  2008         2008
                                              -------------------------
                                               (UNAUDITED)
Total assets                                    $564,279    $571,245
Short-term investments                             6,125      11,888
Total investments                                 60,016      63,054
Total loans (1)                                 (476,123)   (475,137)
Allowance for loan losses                          3,809       3,613
Deposits                                         361,941     361,089
Borrowings                                       149,665     156,832
Subordinated debenture                            11,341      11,341
Stockholders' equity                              38,130      38,816
Book value per share                               23.25       23.67
Book equity to assets                               6.76 %      6.79 %
Non-performing assets to total assets               1.79        1.68

(1) Includes loans held for sale of $0 and $195 at June 30, 2008 and March 31, 2008, respectively.


                            SELECTED FINANCIAL RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       Quarter Ended
                                         June 30,
                                     ----------------
                                      2008       2007
                                     ----------------
                                        (UNAUDITED)
Return on average assets              0.28 %     0.16 %
Return on average equity              4.14       2.39
Interest rate spread                  2.51       1.99
Net interest margin                   2.88       2.45